EXHIBIT 99.2

News
For Immediate Release March 26, 2004	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES SIGNS SECOND COMMERCIAL CONTRACT
WITH A MAJOR GLASSMAKER FOR USE OF SYNSIL®PRODUCTS

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NEW YORK, March 26--Minerals Technologies Inc. (NYSE: MTX) announced today that it has signed its second contract to supply Synsil® products to the same major glass manufacturer that signed the first supply agreement in the fourth quarter of 2003. At the request of the glass manufacturer, Minerals Technologies will not disclose its name.

        "We are pleased that the same glass manufacturer that first decided to use our Synsil® products on a commercial basis has agreed to sign a second contract for supply of the material at a second glass manufacturing facility," said Paul R. Saueracker, chairman, president and chief executive officer. "We believe this continued acceptance further confirms the value of Synsil® products, which originated in our research and development laboratories. We continue to run trials with other glassmakers and the body of evidence is increasing in support of Synsil® products as a partial replacement of the conventional raw materials used in glass manufacturing."

        In glass production, Synsil® products, a family of synthetic silicate minerals, improves yields, increases throughput, reduces energy requirements, and reduces emissions.

        MTI is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $813.7 million in 2003.

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For further information about Minerals Technologies Inc. look on the Internet at www.mineralstech.com